Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-XXXXX) and related Prospectus of Aphton Corporation for the registration of 4,900,000 shares of its common stock, which includes 980,000 shares of its common stock issuable upon the exercise of warrants, and to the incorporation by reference therein of our report dated March 26, 2003, with respect to the financial statements of Aphton Corporation included in its Annual Report Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Fort Lauderdale, Florida

October 29, 2003